
Cardinal Ethanol News
Fueling energy independence.

February 2014

Notes from the Plant

Regardless of where you are located around the country, you are probably just as sick of the cold winter weather as we are here at Cardinal! The last few weeks have been difficult for plant operations as the extremely cold weather has caused a few minor issues with pumps, valves and conveyance. But more importantly, employee safety is at higher risk due to exposure. We've had to shut the plant down for a total of about one and a half days combined during the brutal cold snap. Luckily, we were able to keep everything thawed and avoided serious issues. Bring on March!

We have been fortunate enough to take advantage of the great margins the industry has been experiencing over the last few months. Ethanol exports have been strong, while imports have been virtually non-existent. Corn prices have dropped as well, due to the large local corn harvest.

Our first quarter for 2014 was fantastic, not only financially, but operationally as well. We saw some of our highest ethanol yields ever!

At the end of January, we celebrated over one year without an accident at the plant. We've been working hard on our safety culture here at Cardinal and are happy to be seeing results.

Projects Update

In September we began construction on another 730,000 steel grain bin for storing corn. The grain bin was placed into service at the end of December and a few final items are being completed as this is written.

First Quarter Fiscal Year 2014 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the fiscal quarter ended December 31, 2013. As you can see, the results for the quarter are very respectable, especially compared to last year at the same time. Some of the highlights from the quarter include:

- In October, we paid off all of our long term debt!!!
- Margins were outstanding during the quarter due to significantly lower corn prices (from a large 2013 harvest) and strong ethanol prices (from low ethanol supplies).

- Throughout the quarter, the plant run rate was about 113 million gallons per year, resulting in higher production rates compared to the same time last year. Plant efficiencies have assisted in bringing the ethanol yield up over the last few months as well.
- Distillers grains (DDGS) prices dropped nearly 22% compared to the same period in 2012. DDGS prices are linked closely with corn price, therefore when corn prices dropped, we expected DDGS prices to follow.
- We had lower cost of chemicals for the quarter ended December 31, 2013.

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "Financials & SEC Filing Information". Please call our office if you need any assistance in obtaining or understanding the reports.

Quarter 1 Fiscal Year 2014 Financial Results

Statements of Operations		
	12/31/2013	*12/31/2012*
Revenues	$ 83,572,765	$ 85,083,385
Cost of Goods Sold	59,917,216	83,421,224
Gross Profits	23,655,549	1,662,161
Operating Expenses	1,220,865	1,069,923
Operating Income	22,434,684	592,238
Other Income (Expense)	(696,885)	(654,213)
Net Income	$ 21,737,799	$ (61,975)
Balance Sheets		
	12/31/2013	*9/30/2013*
Assets	$ 171,613,372	$ 168,780,076
Current Liabilities	$ 24,656,189	$ 13,149,364
Long Term Debt	$ -	$ 24,154,710
Member's Equity	$ 146,957,183	$ 131,476,002
Total Liabilities & Member's Equity	$ 171,613,372	$ 168,780,076
Book Value Per Share	$ 10,061	$ 9,002

*This information has been derived from the unaudited and audited Financial Statements and accompanying notes included in our Form 10-Q, which is available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Distributions

At the February 11th meeting, the board approved a distribution in the amount of $1,072 per unit for holders of record on that date. This will be paid to members by early March. Please remember to keep us updated with your current contact information so that we are able to get your money to you.

Cardinal's Biggest Assets

There are many aspects of the business that contribute to the company's success but there is no question that a great staff is the backbone. Each newsletter, we'd like to introduce and recognize an employee that has helped Cardinal Ethanol achieve success. This quarter, we'd like to acknowledge Chris Tucker. Chris is our Grain Operations lead person. Chris began working for Cardinal from the very start. His duties include the supervision of the grain operations staff, supervising logistics so that our products are loaded and shipped on a timely basis and many other duties needed to facilitate grain unloading and product movement. Thanks Chris for all you do!



CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:
This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.